Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES JUNE 30, 2021 FINANCIAL RESULTS
AND DECLARES THIRD QUARTER 2021 DIVIDEND OF $0.41 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — July 28, 2021 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.41 per share, an increase of $0.01 per share over the prior quarter dividend. The third quarter dividend is payable on September 30, 2021 to stockholders of record as of September 15, 2021.

JUNE 30, 2021 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2021.

OPERATING RESULTS

	Q2-21(1)		Q2-20(1)
(dollar amounts in millions, except per share data)	Total Amount	Per Share(2)	Total Amount	Per Share(2)
Core EPS(3)		$0.53		$0.39
GAAP net income per share		$1.09		$0.65
Net investment income	$171	$0.39	$165	$0.39
Net realized gains	$59	$0.14	$8	$0.02
Net unrealized gains	$248	$0.56	$104	$0.24
GAAP net income	$478	$1.09	$277	$0.65
Dividends declared and payable		$0.40		$0.40

	As of
(dollar amounts in millions, except per share data)	June 30, 2021	December 31, 2020
Portfolio investments at fair value	$17,136	$15,515
Total assets	$18,026	$16,196
Stockholders’ equity	$8,078	$7,176
Net assets per share	$18.16	$16.97
Debt/equity ratio	1.16x	1.20x
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(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)All per share amounts are basic and diluted.

(3)Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

“We reported another quarter of strong core earnings, healthy portfolio performance, record NAV per share and our highest level of quarterly originations in the company’s history,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “Our company continues to operate with significant scale, sourcing and investment advantages that come from our nearly 17-year track record in the market. Based on our favorable outlook and strong competitive position, we increased our regular quarterly dividend to $0.41 per share.”

“We believe that our strong balance sheet and financial position remain two of our most significant competitive advantages,” said Penni Roll, Chief Financial Officer of Ares Capital. “During the second quarter, we increased the amount of debt capital committed to us by $1.7 billion through the issuance of $1.35 billion in investment grade unsecured notes at attractive rates and by expanding the capacity under our revolving credit facilities by over $300 million. We believe that our efforts to further enhance our balance sheet continue to play an integral part in our ability capture attractive investment opportunities across varying market conditions.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q2-21	Q2-20
Portfolio Activity During the Period:
Gross commitments	$4,847	$867
Exits of commitments	$2,925	$1,484

Portfolio Information:
	As of
	June 30, 2021	December 31, 2020
Portfolio investments at fair value	$17,136	$15,515
Fair value of accruing debt and other income producing securities	$14,890	$13,736
Number of portfolio company investments	365	350
Percentage of floating rate securities at fair value(4)	79%	84%
Weighted average yield of debt and other income producing securities(5):
At amortized cost	8.8%	9.1%
At fair value	8.8%	9.2%
Weighted average yield on total investments(6):
At amortized cost	7.7%	8.0%
At fair value	7.7%	8.2%

Asset class percentage at fair value
First lien senior secured loans	47%	46%
Second lien senior secured loans	24%	26%
Subordinated certificates of the SDLP	6%	7%
Senior subordinated loans	6%	6%
Preferred equity	7%	6%
Other equity	10%	9%
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(4)    Including Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(5)    Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(6)    Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

In the second quarter of 2021, Ares Capital made $4.8 billion in new investment commitments, of which $3.9 billion were funded, including 26 new portfolio companies and 44 existing portfolio companies. As of June 30, 2021, 180 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $4.8 billion in new commitments made during the second quarter of 2021, 60% were in first lien senior secured loans, 24% were in second lien senior secured loans, 3% were in senior subordinated loans, 9% were in preferred equity and 4% were in other equity. Of these commitments, 86% were in floating rate debt securities, of which 96% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the second quarter of 2021, Ares Capital funded $197 million related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the second quarter of 2021, Ares Capital exited approximately $2.9 billion of investment commitments, including $566 million of loans sold to Ivy Hill Asset Management L.P. (“IHAM”) or certain vehicles managed by IHAM. Of the total investment commitments exited, 55% were first lien senior secured loans, 31% were second lien senior secured loans, 5% were preferred equity, 4% were subordinated certificates of the Senior Direct Lending Program, LLC (the “SDLP”), 3% were senior subordinated loans and 2% were other equity. Of the approximately $2.9 billion of exited investment commitments, 98% were floating rate and 2% were non-income producing.

As of June 30, 2021 and December 31, 2020, the weighted average grade of the portfolio at fair value was 3.0 and 3.0, respectively, and loans on non-accrual status represented 2.9% of total investments at amortized cost (or 1.9% at fair value) and 3.3% at amortized cost (or 2.0% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual, see “Part II - Management’s Discussion and Analysis of Financial Condition and Results of Operations— Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission (“SEC”) on July 28, 2021.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2021, Ares Capital had $377 million in cash and cash equivalents and $9.3 billion in total aggregate principal amount of debt outstanding ($9.2 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $5.4 billion available for additional borrowings under its existing credit facilities as of June 30, 2021.

In April 2021, Ares Capital entered into amended and restated equity distribution agreements with two sales agents (the “Equity Distribution Agreements”), pursuant to which Ares Capital may issue and sell shares of its common stock having an aggregate offering of up to $500 million. During the three months ended June 30, 2021, Ares Capital issued and sold approximately 7.0 million shares of common stock under the Equity Distribution Agreements, with net proceeds totaling approximately $134.9 million, after deducting sales agents’ commissions and other offering expenses of approximately $1.9 million.

In May 2021, Ares Capital and Ares Capital JB Funding LLC (“ACJB”), a wholly owned subsidiary of Ares Capital, amended ACJB’s revolving funding facility with Sumitomo Mitsui Banking Corporation to, among other things, (a) increase the commitments under the ACJB’s revolving funding facility by $75 million, from $725 million to $800 million, (b) extend the reinvestment period from September 10, 2022 to May 28, 2024, and (c) extend the stated maturity date from September 10, 2024 to May 28, 2026.

In June 2021, Ares Capital increased the total commitments under its senior secured revolving credit facility with JPMorgan Chase Bank, N.A. and each of the other parties thereto, by approximately $269 million, from approximately $3.96 billion to approximately $4.23 billion.

In June 2021, Ares Capital and ARCC FB Funding LLC, a consolidated subsidiary of Ares Capital, amended its revolving funding facility (“BNP Funding Facility”) to, among other things, adjust the interest rate charged on the BNP Funding Facility from an applicable London Interbank Offered Rate (“LIBOR”) (subject to a floor of 0.45%) or a “base rate” (as defined in the BNP Funding Facility) plus a margin that generally ranged between 2.65% and 3.15% (depending on the types of assets such advances relate to), with a weighted average margin floor for all classes of advances of (a) 2.75% during the reinvestment period and (b) 3.25% following the reinvestment period to an applicable LIBOR (subject to a floor of 0.00%) or a “base rate” (as defined in the BNP Funding Facility) plus a margin of (a) 1.80% during the reinvestment period and (b) 2.30% following the reinvestment period.

In May 2021, Ares Capital issued an additional $500 million in aggregate principal amount of its existing unsecured notes that mature on July 15, 2025 and bear interest at a rate of 3.250% per annum (the “Additional July 2025 Notes”). These notes were issued at a premium that resulted in an effective yield of 2.0% for the Additional July 2025 Notes.

In June 2021, Ares Capital issued $850 million in aggregate principal amount of unsecured notes that mature on June 15, 2028 and bear interest at a rate of 2.875% per annum (the "2028 Notes"). The 2028 Notes pay interest semiannually and all principal is due upon maturity. The 2028 Notes may be redeemed in whole or in part at any time at Ares Capital's option at the redemption price determined in the indenture governing the 2028 Notes, plus any accrued and unpaid interest.

SECOND QUARTER 2021 DIVIDEND PAID

 On April 28, 2021, Ares Capital declared a second quarter 2021 dividend of $0.40 per share for a total of approximately $177 million. The second quarter dividend was paid on June 30, 2021 to stockholders of record as of June 15, 2021.

RECENT DEVELOPMENTS

In July 2021, Ares Capital’s board of directors authorized Ares Capital to (a) enter into an equity distribution agreement with an additional sales agent and (b) amend and restate Ares Capital’s existing equity distribution agreements with each of Truist Securities, Inc. and Regions Securities LLC, in each case, to provide that Ares Capital may from time to time issue and sell shares of common stock having an aggregate offering price of up to $500 million through such sales agents. Such shares will be issued and sold under Ares Capital’s shelf registration statement on Form N-2 filed on June 3, 2021 (File No. 333-256733). There can be no assurance that Ares Capital will issue a specific amount of shares of its common stock, if any, through “at the market” offerings.

From July 1, 2021 through July 22, 2021, Ares Capital made new investment commitments of approximately $470 million, of which $430 million were funded. Of these new commitments, 97% were in first lien senior secured loans, 2% were in other equity and 1% were in preferred equity. Of the approximately $470 million of new investment commitments, 97% were floating rate, 2% were non-income producing and 1% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 7.1% and the weighted average yield on total investments funded during the period at amortized cost was 6.9%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From July 1, 2021 through July 22, 2021, Ares Capital exited approximately $267 million of investment commitments, including $21 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 62% were first lien senior secured loans, 34% were second lien senior secured loans and 4% were subordinated certificates of the SDLP. All of the approximately $267 million of exited investment commitments were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.1% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 9.1%. On the approximately $267 million of investment commitments exited from July 1, 2021 through July 22, 2021, Ares Capital recognized total net realized gains of approximately $31 million, with no realized gains or losses from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of July 22, 2021, Ares Capital had an investment backlog and pipeline of approximately $1.4 billion and $110 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, July 28, 2021 at 12:00 p.m. (Eastern Time) to discuss its quarter ended June 30, 2021 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 5926154 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 11, 2021 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10156455. An archived replay will also be available through August 11, 2021 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by market capitalization as of June 30, 2021. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $17,096 and $15,914, respectively)	$17,136	$15,515
Cash and cash equivalents	377	254
Restricted cash	57	72
Interest receivable	110	112
Receivable from participants	30	38
Receivable for open trades	172	73
Other assets	110	94
Operating lease right-of-use asset	34	38
Total assets	$18,026	$16,196
LIABILITIES
Debt	$9,233	$8,491
Base management fees payable	61	56
Income based fees payable	59	140
Capital gains incentive fees payable	103	—
Interest and facility fees payable	97	83
Payable to participants	57	72
Payable for open trades	109	6
Accounts payable and other liabilities	77	90
Secured borrowings	99	23
Operating lease liabilities	53	59
Total liabilities	9,948	9,020
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 445 and 423 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	8,059	7,656
Accumulated undistributed (overdistributed) earnings	19	(480)
Total stockholders’ equity	8,078	7,176
Total liabilities and stockholders’ equity	$18,026	$16,196
NET ASSETS PER SHARE	$18.16	$16.97

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
INVESTMENT INCOME
Interest income from investments	$305	$287	$594	$585
Dividend income	52	36	104	72
Capital structuring service fees	93	16	131	44
Other income	9	11	20	18
Total investment income	459	350	849	719

EXPENSES
Interest and credit facility fees	87	76	173	158
Base management fees	61	53	119	108
Income based fees	59	41	105	85
Capital gains incentive fees	61	—	103	(58)
Administrative fees	3	3	7	7
Other general and administrative	6	7	11	12
Total expenses	277	180	518	312
NET INVESTMENT INCOME BEFORE INCOME TAXES	182	170	331	407
Income tax expense, including excise tax	11	5	16	8
NET INVESTMENT INCOME	171	165	315	399
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	59	8	118	42
Net unrealized gains (losses)	248	104	461	(776)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	307	112	579	(734)
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	(43)	—
NET INCREASE (DECREASE) IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$478	$277	$851	$(335)
BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$1.09	$0.65	$1.96	$(0.79)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	440	423	435	426

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income (loss) per share

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income (loss) per share, the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2021 and 2020 are provided below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.53	$0.39	$0.97	$0.80
Net realized and unrealized gains (losses)	0.70	0.26	1.23	(1.73)
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.14)	—	(0.24)	0.14
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP net income (loss) per share	$1.09	$0.65	$1.96	$(0.79)
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(1)    Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.